Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Form S-3 Registration Statements (Registration Nos. 333-275889 and 333-260839) of our report, dated December 4, 2023, on our audit of the financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in the Form S-3 Registration Statements.

/s/ Eide Bailly LLP

Las Vegas, Nevada

April 17, 2024